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                                             Exhibit C1

NEES Energy, Inc.
Consolidated Statement of Cash Flows
(Thousands of Dollars)
For the Quarter Ended March 31, 1998
(Unaudited, Subject to Adjustment)


Operating activities:
  Net income/(loss)                                       $(4,975)

  Adjustments to reconcile net income/(loss) to net cash provided by operating activities:

     Depreciation and amortization                            272
     (Increase) decrease in accounts receivable and
      Unbilled revenue                                      4,595
     Increase (decrease) in inventory                         654
     (Increase) decrease in prepaid and other
      current assets                                       (2,946)
     Increase (decrease) in accounts payable                  992
     Increase (decrease) in accrued liabilities            (6,252)
     Other, net                                             4,741
                                                         --------
Net cash provided by (used in) operating activities        (2,919)
                                                         --------


Investing activities:
  Investment in Weatherwise                                  (240)
  Fixed asset expenditures                                   (173)
                                                         --------
Net cash used in investing activities                        (413)
                                                         --------

Financing activities:
  Subordinated notes payable to parent-issues               6,946
                                                         --------

Net increase (decrease) in cash and cash equivalents        3,614

Cash and cash equivalents at beginning of period            1,609
                                                         --------

Cash and cash equivalents at end of period                $ 5,223
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